Exhibit 5.1

	2001 ROSS AVENUE	ABU DHABI	HOUSTON
	DALLAS, TEXAS	AUSTIN	LONDON
	75201-2980	BEIJING	MOSCOW
		BRUSSELS	NEW YORK
	TEL +1 214.953.6500	DALLAS	PALO ALTO
January 15, 2013	FAX +1 214.953.6503	DUBAI	RIYADH
	www.bakerbotts.com	HONG KONG	WASHINGTON

Crosstex Energy, L.P.

Crosstex Energy Finance Corporation

Subsidiary Guarantors Listed in the Form S-4

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), Crosstex Energy Finance Corporation, a Delaware corporation (“Finance Corp.,” and together with the Partnership, the “Issuers”), and certain of the Partnership’s subsidiaries, under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) the offering and issuance of $250 million aggregate principal amount of the Issuers’ 7 1/8% Senior Notes due 2022 (the “Exchange Notes”), to be offered by the Issuers in exchange (the “Exchange Offer”) for a like principal amount of the Issuers’ issued and outstanding 7 1/8% Senior Notes due 2022 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Exchange Notes and the Outstanding Notes, certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes are to be issued under an Indenture, dated as of May 24, 2012 (the “Indenture”), between the Issuers, the Subsidiary Guarantors and Wells Fargo Bank, National Association as trustee (the “Trustee”).  At your request, this opinion is being furnished to you for filing as Exhibits 5.1 and 8.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (iv) the Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (v) the Certificate of Incorporation of Finance Corp. and the Bylaws of Finance Corp., each as amended to the date hereof, (vi) the limited liability company agreement or agreement of limited partnership, as applicable, and other governing documents of each of the Subsidiary Guarantors, (vii) originals, or copies certified or otherwise identified, of the corporate, partnership, limited liability company and joint venture records of the Partnership, the General Partner, Finance Corp. and each of the Subsidiary Guarantors, including minute books of the General Partner and Finance Corp. as furnished to us by the General Partner and Finance Corp., (viii) certificates of public officials and of representatives of the Issuers and the Subsidiary Guarantors, (ix) statutes and (x) such other instruments and documents as we have deemed necessary or advisable for purposes of the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act, (iii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and

(iv) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.              The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as enforcement thereof may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting the rights and remedies of creditors generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (c) public policy, applicable law relating to fiduciary duties and indemnification and contribution and any implied covenants of good faith and fair dealing.

2.              The Guarantees of the Subsidiary Guarantors remain the valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as enforcement thereof may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting the rights and remedies of creditors generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (c) public policy, applicable law relating to fiduciary duties and indemnification and contribution and any implied covenants of good faith and fair dealing.

3.              The discussion and the legal conclusions set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences” (except for the representations and statements of fact of the Partnership and the General Partner, included in such discussion, as to which we express no opinion) are accurate and complete in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the exchange of the Outstanding Notes for the Exchange Notes.

The opinions set forth above are limited in all respects to matters of applicable the laws of the State of New York, the laws of the State of Texas, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and applicable federal law of the United States of America, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibits 5.1 and 8.1 to the Registration Statement.  We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.